Exhibit 99.1
News Release
Callidus Software to Acquire ForceLogix
SPM Leader to Extend Solution Breadth to Sales Talent Optimization
PLEASANTON, CALIF., December 23, 2010 — Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), announced today it has signed a definitive agreement to acquire all of the assets of strategic technology partner ForceLogix (TSX:FLT).
“Sales talent optimization is increasingly becoming an essential technological investment to help elevate sales performance,” said Leslie Stretch, president and CEO at Callidus Software. “This pure play SaaS acquisition uniquely positions us to provide the industry’s most complete on demand Sales Performance Management suite. Organizations, large and small, see the value of improving sales effectiveness through automation. This solution has impact for companies with 5 sales professionals to 50,000 sales professionals. It is applicable in Enterprise B2B sales, Telesales, Call Center, Consumer, and Channel sales. It takes us into new markets and at the same time increases the potency of our commissions solutions.”
Through the acquisition, Callidus gains a leading sales coaching and talent development technology platform, and extends its footprint to provide the most comprehensive offering of on demand sales talent lifecycle management solutions. These solutions enable businesses to drive smarter human capital practices through each stage of sales development, from sales selection and onboarding, to goal management, to incentives and rewards, so that organizations can drive repeatable sales success for more sustainable, predictable business growth.
ForceLogix is a leading provider of SaaS-based coaching and talent development solutions that help organizations optimize and increase the effectiveness of their sales force. The flexible and open platform enables businesses to rank sales professionals and call center agents based on different corporate objectives from multiple data stores across the enterprise. Managers can then easily identify the activities and skills that drive top performance on specific key performance indicators with built-in visualization technology, and use these profiles to implement the right sales talent strategy, from hiring, to onboarding, to on-going coaching programs. The solution is pre-integrated with Callidus’ On Demand Monaco suite, as well as salesforce.com.
Under the terms of the agreement, Callidus will pay approximately $3.75 million in cash to ForceLogix Technologies Inc. for substantially all the assets relating to the ForceLogix business. We expect the acquisition to be accretive in 2011. The acquisition is subject to customary closing conditions and is expected to be completed in the first quarter of 2011.
Callidus will be available to answer questions on the acquisition on its regularly scheduled fourth quarter conference call. Additional details and information about the terms and conditions of the acquisition will be available in the form 10K report for 2010 to be filed with the Securities and Exchange Commission (SEC).
About Callidus Software®
Callidus Software (NASDAQ:CALD) is the market and technology leader in Sales Performance Management (SPM). Callidus customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. Our award-winning Software-as-a-Service (SaaS) applications set the standard for performance management of a company’s sales force and channel partners. Over 2 million employees and channel partners have their performance managed by Callidus Software. For more information, please visit www.callidussoftware.com.
About ForceLogix Inc.

ForceLogix was created to help leading sales organizations better measure, coach, and optimize their sales force. Through utilizing affordable on demand technology solutions, companies can improve their business performance through automating the sales management process. ForceLogix enables companies to easily and affordably design, implement, manage, audit, coach, and communicate sales performance. Companies can dramatically improve sales performance and results through the utilization of these tools. ForceLogix provides solutions to thousands of Sales Managers and individual sales people worldwide. For more information, please see: www.forcelogix.com
Note on Forward-Looking Statements
The forward-looking statements included in this press release, including estimates on the expected timing of the closing of the acquisition, growth in the market for sales talent optimization solutions, the expectation that the acquisition will be accretive in 2011, and the expected benefits of the acquisition reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, response of customers to the acquisition, our ability to complete the acquisition and successfully integrate the business, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, increased legal expense related to pending litigation, uncertainty regarding purchasing trends in the SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, and other risks detailed in Callidus’ reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2009 and Form 10-Q for the first, second, and third quarters of 2010, copies of which may be obtained by contacting Callidus Software’s Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software’s website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.
©1997-2010 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, and TrueComp Manager are trademarks, service marks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.
###

Investor Relations Contact:	Press Contact:
Ron Fior	Lorna Heynike
925-251-2205	925-251-2207
ir@callidussoftware.com	pr@callidussoftware.com